Exhibit 23.6





                            [Letterhead of SH&E]





August 11, 2000



American Trans Air, Inc.
7337 West Washington Street
Indianapolis, IN 46251

RE:  American Trans Air, Inc.
     Pass Through Trust Certificates,
     Series 2000-1
     --------------------------------


Ladies and Gentlemen:

We consent to the reference to our name under the headings "Description of the Aircraft and the Appraisals," "Experts," "Appendix I-Glossary" and "Appendix II-Appraisal Letters" in the Registration Statement on S-4 being filed with the Securities and Exchange Commission relating to the above-captioned offering and to the inclusion in the Registration Statement of the report prepared by us with respect to the Aircraft referred to therein.

Yours, sincerely,

/s/ Edward L. Smick
-------------------

Edward L. Smick
Vice President